Exhibit 3.2

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

EVEREST ACQUISITION LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of March 29, 2012, of EVEREST ACQUISITION LLC, a Delaware limited liability company (the “Company”), is adopted and entered into by the sole member of the Company, EPE Holdings LLC, a Delaware limited liability company (the “Sole Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and the terms of this Agreement.

WHEREAS, the Company has heretofore been formed as a limited liability company under the Act pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on March 23, 2012;

WHEREAS, the Sole Member agrees that membership in and management of the Company shall be governed by the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants and agreements herein made and other good and valuable consideration, the Sole Member hereby agrees as follows:

1.                                       Name. The name of the Company is “EVEREST ACQUISITION LLC”.

2.                                       Formation. The Company was formed upon the execution of the Certificate of Formation of the Company by Jaime A. Madell and the filing of such Certificate of Formation on March 23, 2012 with the Secretary of State of the State of Delaware, Jaime A. Madell being authorized to take such actions.

3.                                       Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the authority to take all actions necessary or convenient to accomplish its purposes and operate its business as described in this Section 3.

4.                                       Registered Office and Registered Agent. The registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808, and the name of its registered agent at such address is the Corporation Service Company. The Sole Member may change the registered office and registered agent of the Company from time to time.

5.                                       Principal Place of Business. The principal place of business of the Company is c/o Apollo Management VII, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019. The Sole Member may change the office locations of the Company from time to time.

6.                                       Sole Member. The name and business address of the Sole Member is: EPE Holdings LLC, c/o Apollo Management VII, L.P., 9 West 57th Street, New York, New York 10019. The initial ownership interest of the Sole Member is 100%.

7.                                       Management.

(a)                                  Except as otherwise expressly provided for in this Agreement, the Company shall be managed by the Sole Member in accordance with Section 18-402 of the Act. The Sole Member shall be deemed to be a “manager” for the purposes of applying the Act, unless the context otherwise requires, and shall have and be subject to all of the duties and liabilities of a “manager” provided in the Act and, except as otherwise limited herein, have all powers, statutory or otherwise, possessed by a manager under the laws of the State of Delaware. Except as otherwise provided in this Agreement, any action to be taken in the name and on behalf of the Company shall require the prior approval of the Sole Member and the actions of the Sole Member shall bind the Company. The Sole Member may take any and all actions (including, without limitation, executing, delivering and performing on behalf of the Company any and all contracts, agreements, certificates, undertakings or other documents or instruments) and do any and all things necessary, desirable, convenient or incidental to carry on the business and purposes of the Company. The Sole Member may execute any contract, agreement, certificate, undertaking or other document or instrument as a “Managing Member”, a “Member”, a “Manager” or an “Authorized Person”. The Sole Member may delegate any responsibility or authority to any officer, employee or agent of the Company.

(b)                                 The Sole Member may from time to time, in its sole discretion, appoint any person as an officer of the Company, holding such titles and having such duties as determined by the Sole Member. Each officer of the Company shall be subject to removal with or without cause at any time by the Sole Member. Each of the individuals set forth on Schedule 1 hereto shall initially serve in the offices set forth opposite the name of such individual until the earlier of his retirement, removal, death or disability. Schedule 1 shall be amended to reflect any changes to any officers of the Company. Except as otherwise provided in this Agreement, the action of any officer (including, without limitation, the execution and delivery by any officer, on behalf of the Company, of any and all contracts, agreements, certificates, undertakings or other documents or instruments) pursuant to authority granted by the Sole Member shall bind the Company.

(c)                                  Notwithstanding anything to the contrary contained in Sections 7(a) and 7(b), any officer of the Company is empowered and authorized to take actions in the name and on behalf of the Company that are purely ministerial and administrative in nature, including, without limitation, to execute, file and record or cause to be executed, filed and recorded all such certificates and documents, including amendments to the Certificate of Formation, and to do or cause to be done such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, the establishment and opening of one or more bank accounts and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

(d)                                 Any person dealing with the Company may rely upon a certificate signed by the Sole Member or any officer of the Company as to: (i) the identity of the Sole Member or any officer of the Company; and (ii) the person or persons who are authorized to execute and deliver any contract, agreement, certificate, undertaking or other document or instrument on behalf of the Company.

8.                                       Capital Contributions.

(a)                                  The Sole Member shall have no obligation to make any capital contributions to the Company, but may make such capital contributions to the Company as it may deem necessary or advisable in connection with the business of the Company from time to time.

(b)                                 The provisions of this Section 8 are intended solely to benefit the Sole Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company other than the Sole Member (and no such creditor of the Company shall be a third party beneficiary of this Agreement). The Sole Member shall not have a duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Section 8.

9.                                       Allocations of Profits and Losses. The Company’s profits and losses shall be allocated 100% to the Sole Member.

10.                                 Allocations of Profits and Losses for Tax Purposes. For federal income tax purposes, all items of income, gain, loss, deduction or credit for any year shall be allocated in accordance with the manner in which such items of income, gain, deduction or loss affected the amounts which were either credited or charged to the capital account of the Sole Member during such year.

11.                                 Tax Matters. The Sole Member and the Company intend that the Company be treated as an entity disregarded from its owner for U.S. federal income tax purposes and will file such necessary and appropriate forms in furtherance thereof.

12.                                 Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member.

13.                                 Restrictions on Transfer. The Sole Member may offer, sell, assign, mortgage, transfer, pledge, hypothecate or otherwise dispose of or encumber, in whole or in part, directly or indirectly (“Transfer”), its interest in the Company at any time in its sole discretion. In the event of any such Transfer (other than in the case of a mortgage, pledge or hypothecation of interest in the Company), the transferee shall as a condition to such Transfer execute a counterpart to this Agreement pursuant to which it agrees to be bound by the terms hereof, and any representation letter requested by the Sole Member to assure compliance with applicable laws (including the absence of any registration requirement or other obligation imposed on the Company or the Sole Member as a result of such Transfer).

14.                                 Admission of Additional or Substitute Member. Additional members and a substitute Sole Member may be admitted to the Company at any time with the prior written consent of the Sole Member. Prior to the admission of any such additional members of the Company, the Sole Member shall amend this Agreement to make such changes as the Sole Member shall determine to reflect the fact that the Company shall have more than one member and each additional member shall execute and deliver a counterpart of this Agreement, as amended.

15.                                 Liability of Sole Member and Officers.

(a)                                  Neither the Sole Member, any officer of the Company nor any of their respective affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and used herein, “Affiliates”) shall be liable to the Company, any member of the Company, any officer of the Company or any of their respective Affiliates for any action taken or omitted to be taken by the Sole Member, such officer or any of their respective Affiliates in good faith and with the belief that such action or omission was in the best interest of the Company, so long as such action or omission is not in violation of the provisions hereof and does not constitute fraud, gross negligence or willful misconduct. Neither the Sole Member, any officer of the Company nor any of their respective Affiliates shall be liable to the Company, any member of the Company, any officer of the Company or any of their respective Affiliates for any action taken or omitted to be taken by any other member of the Company, any other officer of the Company or any of their respective Affiliates nor shall the Sole Member or any officer of the Company (in the absence of fraud, gross negligence or willful misconduct by either Member or such officer, as the case may be) be liable to the Company, any member of the Company or any officer of the Company for any action or omission of any employee or agent of the Company.

(b)                                 The Sole Member shall not be obligated to restore by way of capital contribution or otherwise any deficit in its capital account (if such deficit occurs).

16.                                 Limited Liability of Members. Except as otherwise expressly set forth herein or in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

17.                                 Indemnification.

(a)                                  Indemnification of Protected Persons. To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend the Sole Member and each officer of the Company (each, a “Protected Person”) against any losses, claims, damages or liabilities, including legal fees and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities, and any amounts expended in settlement of any claims approved by the Sole Member (collectively, “Liabilities”), to which any Protected Person may become subject:

(i)                                     by reason of any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed in connection with the activities of the Company;

(ii)                                  by reason of the fact that it is or was acting in connection with the activities of the Company in any capacity or that it is or was serving at the request of the Company as a member, partner, shareholder, director, officer, employee or agent of any person; or

(iii)                               by reason of any other act or omission or alleged act or omission arising out of or in connection with the activities of the Company;

unless, in each case, such Liability results from such Protected Person’s own fraud, gross negligence or willful misconduct.

(b)                                 Reimbursement of Expenses. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Protected Person for reasonable legal or other expenses (as incurred) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to this Section 17; provided, that such Protected Person executes a written undertaking to repay the Company for such reimbursed or advanced expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by this Section 17.

(c)                                  Survival of Protection. The provisions of this Section 17 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 17 and regardless of any subsequent amendment to this Agreement; provided, that no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

18.                                 Dissolution. The Company shall be dissolved and its affairs shall be wound up upon a decision to dissolve the Company made at any time by the Sole Member. In the absence of such a decision, the Company shall be dissolved and its affairs wound up upon the bankruptcy or dissolution of the Sole Member or as otherwise specifically required by the Act.

19.                                 Liquidation. Upon a dissolution pursuant to Section 18, the Company’s business and assets shall be liquidated in an orderly manner. The Sole Member shall designate a person to be the liquidator to wind up the affairs of the Company. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidator shall determine.

20.                                 Amendments. This Agreement may be amended only by a written instrument executed by the Sole Member; provided, however, that Schedule 1 may be amended in accordance with the provisions of this Agreement.

21.                                 Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company, any creditor of the Sole Member or any creditor of any officer of the Company.

22.                                 Conflicts of Interest; Transactions with Affiliates. (a) The Sole Member and the Officers of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or the Sole Member or other officer the right to participate therein. The Sole Member and the officers of the Company may invest in, or provide services to, any person that directly or indirectly competes with the Company and shall have no obligation to present any business opportunity to the Company or the Sole Members, even if the opportunity is one that the Company might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Sole Member and the officers of the Company shall not be liable to the Company or the Sole Member for breach of any fiduciary or other duty solely by reason of the fact that the Sole Member or such officers pursue or acquire such business opportunity, direct such business opportunity to another person or fail to present such business opportunity to the Company.

(b)                                 Transactions with Affiliates of the Company shall not be void, voidable or subject to change if made on terms that the Sole Member in good faith determines are no less favorable in the aggregate to the Company than would be obtainable on an arm’s-length basis from an unaffiliated third party. No party to such a transaction shall be obligated to obtain a fairness opinion concerning that transaction (for the avoidance of doubt, except to the extent, if at all, expressly set forth otherwise in any contract or binding agreement entered into by the Company). Nonetheless, an opinion provided by an independent third party valuation or similar firm to the effect that such a transaction is fair to the Company shall conclusively establish the fairness of that transaction.

23.                                 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

SOLE MEMBER:

EPE HOLDINGS LLC

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President & Assistant Secretary

Signature Page to Limited Liability Company Agreement of Everest Acquisition LLC

SCHEDULE 1

OFFICERS

(as of March 29, 2012)

President	Gregory Beard

Vice President	Sam Oh

Vice President & Secretary	John J. Suydam

Vice President & Assistant Secretary	Wendy F. Dulman

Vice President & Assistant Secretary	Katherine G. Newman

Vice President & Assistant Secretary	Laurie D. Medley

Vice President & Assistant Secretary	Cindy Z. Michel

Vice President & Assistant Secretary	Jessica L. Lomm